UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DSG International Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DSG INTERNATIONAL LIMITED

Notice of Twelfth Annual General Meeting of Shareholders

To Be Held November 12, 2003

October 9, 2003

The Twelfth Annual General Meeting of Shareholders of DSG International Limited will be held at Schroder Capital Partners (Asia) Pte Ltd, 9 Raffles Place, #10-12 Republic Plaza Tower, Singapore on Wednesday, November 12, 2003 at 10:00 a.m. local time, for the following purposes:

1.	To elect directors for the ensuing year;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year 2003; and

3.	To consider and act upon any other matters as may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on September 23, 2003 are entitled to notice of and to vote at the meeting or any adjournment thereof.

Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote instead of him. If you do not expect to attend in person, please sign and return the enclosed Proxy in the envelope provided which requires no postage if mailed in the United States.

By order of the Board of Directors,

Johnny Tsui

Secretary

DSG INTERNATIONAL LIMITED

17th Floor, Watson Centre

16-22 Kung Yip Street

Kwai Chung

Hong Kong

Tel : 852-2484-4820

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of DSG International Limited (the “Company”) of proxies to be used at the Twelfth Annual General Meeting of the Shareholders of the Company to be held on Wednesday, November 12, 2003 at 10:00 a.m. local time at Schroder Capital Partners (Asia) Pte Ltd, 9 Raffles Place, #10-12 Republic Plaza Tower, Singapore and at any adjournment thereof. The Company was formed on December 31, 1991 and became the holding company of the Company’s predecessor DSG Holdings Limited and its subsidiaries.

This proxy statement and the accompanying form of proxy will be mailed to shareholders on or about October 10, 2003.

PROXY SOLICITATION

A form of proxy is enclosed for use at the meeting. Unless contrary instructions are indicated on the proxy, all shares represented by the valid proxies received pursuant to this solicitation will be voted FOR election of the nominees for directors of the Company named in this proxy statement and FOR the appointment of the independent accountants and as the proxy holders deem advisable on other matters that may come before the meeting. In the event a shareholder specifies a different choice by means of the proxy, his or her shares will be voted in accordance with the specifications so made. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before it is voted by delivering written notice to the Company at its address listed above, by submitting a subsequently dated proxy or by attending the meeting and voting by ballot.

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company, who will receive no additional compensation for such solicitation, in person, by telephone or facsimile. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in accordance with the regulations of the Securities and Exchange Commission on sending proxies and proxy material to the beneficial owners of shares held of record by others.

On September 23, 2003, the record date for the determination of shareholders entitled to vote at the meeting, 7,258,316 Ordinary Shares were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the meeting. The approval of a majority of the votes cast is required for the election of directors, the ratification of the appointment of independent accountants and other matters that may be properly brought before the meeting.

ELECTION OF DIRECTORS

The Board of Directors expects that all the nominees will be able and willing to serve as directors. If, at the time of the Annual General Meeting on November 12, 2003, any nominee is unable or declines to serve, the proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy or the size of the Board may be reduced.

The following table sets forth certain biographical information concerning each nominee.

Name, age and year elected a director		Principal occupation and other information

Brandon Wang 57	1973	Mr. Wang founded the Company in Hong Kong in 1973 and has been a director and the Company’s Chairman and Chief Executive Officer since that time. Mr. Wang is a graduate of St. Francis Xavier’s College in Kowloon, Hong Kong. As of the date of this proxy statement Mr. Wang is the beneficial owner of 3,321,680 of the Company’s Ordinary Shares.

Johnny Tsui 62	1973	Mr. Tsui helped establish the Company in 1973 and has served as a director and Vice President of the Company since that time. In September 1995, Mr. Tsui was appointed as Secretary of the Company. Mr. Tsui has also served as Chief Operating Officer of the Company’s Asian operation since 1991. As of the date of this proxy statement Mr. Tsui owns 434,000 of the Company’s Ordinary Shares.

Patrick Tsang 57	1980	Mr. Tsang has been a director of the Company since 1980, and was appointed a Vice President in January 1992. Mr. Tsang was Secretary of the Company from March 1992 to September 1995. In 1988, Mr. Tsang started up the Company’s Australian operation. Since July 1993 Mr. Tsang has also served as Chief Operating Officer of the Company’s European operations. Mr. Tsang has a Ph.D. in Engineering from the University of London. Mr. Tsang also attended a Management Science course at Imperial College, London. As of the date of this proxy statement Mr. Tsang is the beneficial owner of 322,000 of the Company’s Ordinary Shares.

Terence Leung 52	1991	Mr. Leung was the Company’s Chief Financial and Accounting Officer since 1988. Mr. Leung was appointed a director in 1991 and a Vice President in January 1992. Before joining the Company in 1978, Mr. Leung worked as an accountant with several major trading corporations in Hong Kong. Mr. Leung is a certified public accountant in the United Kingdom and Hong Kong. As of the date of this proxy statement Mr. Leung owns 317,000 of the Company’s Ordinary Shares.

Name, age and year elected a director		Principal occupation and other information

Peter Chang 57	1991	Mr. Chang was the Chief Operating Officer of the Company’s U.S. operations from 1988 to 2001. Mr. Chang became a director in 1991 and a Vice President in January 1992 and currently serves as the Chairman of the Company’s North American operations. Prior to joining the Company, Mr. Chang held various engineering and management positions with major U.S. airlines, based in New York. Mr. Chang has a Master’s Degree in Operations Research from Kansas State University. As of the date of this proxy statement Mr. Chang owns 324,000 of the Company’s Ordinary Shares.

Owen Price 77	1994	Mr. Price became a director in April 1994. In 1993 Mr. Price retired as the Managing Director of Dairy Farm International Holdings Limited which he joined in 1974. Prior to that time, Mr. Price had 27 years experience with a large Australian retailer, Woolworths Ltd., where he started as an Executive Trainee and worked his way through to become Chief Executive in 1971. Mr. Price has served on a number of retail councils in different countries and has been an adviser to the Australian government on trade matters. Mr. Price is a director of numerous companies in the Asia Pacific region including three other listed public companies : Dairy Farm International Holdings Limited, Cycle And Carriage Limited (alternate director) and The Hour Glass Limited. Mr. Price does not own any of the Company’s Ordinary Shares.

Anil Thadani 57	1995	Mr. Thadani advises the Company on financial matters, corporate strategy and development, and was a director of the Company from 1989 until April 1995, when he resigned as a result of his interest in the going private transaction. Mr. Thadani was re-elected to the Board in September 1995. Mr. Thadani is the Chairman of Schroder Capital Partners (Asia) Limited, a direct investment company, which he founded in July 1992 in joint venture with the Schroders Group of the United Kingdom. Prior to this, Mr. Thadani was the Managing Director and a founding partner of Arral & Partners Limited, a private investment company based in Hong Kong. Mr. Thadani is also a director of numerous companies, some of which are public listed companies in Singapore, Thailand and India. Mr. Thadani has a Master’s Degree in Chemical Engineering from the University of Wisconsin, Madison, and an M.B.A. from the University of California at Berkeley. As of the date of this proxy statement Mr. Thadani owns 70,000 of the Company’s Ordinary Shares.

Brandon Wang is married to Eileen Wang-Tsang, who is Patrick Tsang’s sister. Peter Chang is married to Brandon Wang’s sister.

The Board of Directors recommends the shareholders vote FOR the election of each of these nominees.

Board and Committee Meetings

The Board of Directors has, as standing Committees, an Executive Committee and an Audit Committee.

The Executive Committee consists of Brandon Wang, Johnny Tsui, Patrick Tsang, Terence Leung and Peter Chang. It has authority to take any action, other than appointment of auditors, election and removal of directors and appointment of officers, which can be taken only by the Board of Directors.

The Audit Committee consists of Anil Thadani and Owen Price. The responsibilities and duties of the Audit Committee are (i) to recommend the independent auditors to be employed by the Company; (ii) pre-approve all audit and non-audit services to be provided by the independent auditors, (iii) determine if the independent auditor’s performance of non-audit services is compatible with the auditor’s independence, (iv) to consult with the independent auditors with regard to the plan of audit, (v) to discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements, (vi) to establish a process for, and conducting an annual performance evaluation of the Audit Committee, (vii) to provide a mechanism for the independent auditors to communicate directly with the Audit Committee, (viii) to review the responsibilities outlined in the Audit Committee Charter annually and make recommendations to the Board of Directors on any revisions to the Charter, (ix) to consult with the independent auditors with regard to the adequacy of the Company’s internal accounting controls; and (x) to obtain confirmation from the auditors that they are independent.

Ownership of Voting Stock by Directors, Officers and Certain Beneficial Owners

The following table gives data as of December 31, 2002 concerning (i) the beneficial ownership of the Company’s Ordinary Shares by all directors and officers as a group as reported by each person, and (ii) the persons known to the Company to be the beneficial owners of more than 10% of the outstanding Ordinary Shares of the Company.

Name of director / beneficial owner	Total shares beneficially owned as of December 31, 2002		Percentage of total shares outstanding as of December 31, 2002
Brandon Wang	3,321,680	(1)	47.53%
Directors and Officers as a Group (7 persons)	3,988,680	(1)	57.07%

(1)	Includes 140,580 Ordinary Shares owned by Brandon Wang’s wife, Eileen Wang, as to which he disclaims beneficial ownership.

As at the date of this proxy statement Brandon Wang and six other members of Management own more than 50% of the Company’s outstanding Ordinary Shares and, acting together, are able to control the election of the Board of Directors, and thus the direction and future operations of the Company, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional Ordinary Shares and other securities, in each case without the supporting vote of any other shareholder of the Company. In addition, Brandon Wang is controlling shareholder of the Company and thus may be deemed to be a parent of the Company under the rules and regulations of the Securities Act of 1933.

Compensation of Directors and Officers

In 2002 the aggregate remuneration paid by the Company and its subsidiaries to all directors and senior managers of the Company as a group (11 persons) for services in all capacities was approximately $6,565,000.

Certain Transactions

The following table sets forth the aggregate amount of loans made by the Company to Brandon Wang, the founder, principal shareholder and Chief Executive Officer of the Company and to a trust of which he is a beneficiary:

	Balance at beginning of year	Loans extended	Loans repaid	Balance at end of year
	(dollars in thousands)
Year ended December 31, 2002	$10,744	$1,868	$4,061	$8,551
Year ended December 31, 2001	$11,612	$3,046	$3,914	$10,744
Year ended December 31, 2000	$2,811	$10,744	$1,943	$11,612

(Except for per share amounts, all dollars in thousands in the following two paragraphs)

In 2002, 2001 and 2000, the Company advanced $1,868, $3,046 and $10,744, respectively, to Brandon Wang, the founder, substantial shareholder and Chief Executive Officer of the Company and to a trust of which he is a beneficiary. These advances were made under a loan and security agreement in which the Company agreed to make loans to Brandon Wang from time to time, subject to any limit on such loans, which may be imposed by the Board of Directors. The loans were repayable on demand evidenced by promissory notes (the “Notes”) bearing interest at a rate equal to 1.5% over LIBOR or such other rate that the Board of Directors and the borrower shall agree in writing. In January 2000, the Company’s U.S. subsidiary borrowed amounts under a term loan facility, which was used to repay the balance of a loan payable by Brandon Wang to a bank, amounting to $5,250. This amount has been aggregated with the receivable from Brandon Wang under the Notes, which amounted to $2,811 at December 31, 1999, and is repayable on demand and carries the same interest terms as those of the Notes. Brandon Wang is required to provide as collateral shares of the Company held by him. The security agreement with Brandon Wang requires that the total amounts due from him should not exceed 80% of the fair market value of the pledged shares. The loan balance exceeded 80% of the fair value of the shares pledged as collateral as a result of a decline in the quoted market price of such shares subsequent to December 31, 2001 and 2002. In 2002, the Board of Directors of the Company approved a plan whereby Brandon Wang has committed to make payments such that the outstanding balance decreases by $1,000 each year beginning in 2002. The Board of Directors of the Company also has decided not to take any further action on this matter at this time, including any available to it as a result of the decrease in the fair value of the shares pledged as collateral. At December 31, 2002 and 2001, the Company has classified the balances owed by Brandon Wang as a reduction from shareholder equity. During 2002, 2001 and 2000, Brandon Wang and a trust controlled by him repaid $4,061, $3,914 and $1,943, respectively, to the Company. Interest of $230, $445 and $470 was charged on these advances in 2002, 2001 and 2000, respectively. As of June 30, 2003 Mr. Wang had repaid the entire shareholder loan balance outstanding at December 31, 2002 in the amount of $8,551.

In March 2003, the Board of Directors authorized the issuance of restricted shares and stock options under the Company’s Equity Participation Plan (“the Plan”). On March 19, 2003, Mr. Wang was granted 375,000 restricted shares under the Plan with a six-month vesting period from the date of grant. Mr. Wang sold the 375,000 restricted shares back to the Company on September 23, 2003 for $7.01 per share. The share purchase price was determined by the closing share price listed on the NASDAQ Stock Market at the close of business on September 22, 2003. Mr. Wang received $5.00 per share in cash. The remaining $2.01 per share is a non-interest bearing obligation due Mr. Wang to be paid by the Company at its choosing.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as the independent auditors to make an examination of the consolidated financial statements of the Company and its subsidiaries for the 2003 fiscal year, subject to ratification by the shareholders. Deloitte Touche Tohmatsu has acted as auditor for the Company and the Company’s predecessor for many years.

A representative of Deloitte & Touche LLP is expected to be present at the meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. Ratification will require the affirmative vote of a majority of the Ordinary Shares present and voting at the meeting in person or by proxy.

Fees Paid to Independent Auditors

Audit Fees

During fiscal 2002, the Company paid Deloitte & Touche LLP fees in the aggregate amount of approximately $411,000 for the annual audit of financial statements of the Company and its subsidiaries and the quarterly reviews of financial statements included in Forms 6-K filed with the SEC.

Audit Related Fees

During fiscal 2002, the Company paid Deloitte & Touche LLP approximately $58,000 for audit related services which included audits of financial statements of certain employee benefit plans.

Tax Fees

During fiscal 2002, the Company paid Deloitte & Touche LLP approximately $311,000 for tax services. These services were primarily related to the preparation of tax returns, tax compliance and tax planning related to the divestiture of a business.

All Other Fees

Aggregate fees paid for all other services rendered by Deloitte & Touche LLP were approximately $125,000. These other fees relate primarily to the divestiture of a business, consultation related to corporate tax structure and consultation with the final plan documents for the Company’s Equity Participation Plan.

The Board of Directors recommends a vote FOR this proposal.

SUBMISSION OF PROPOSALS FOR 2004 ANNUAL GENERAL MEETING

All proposals of shareholders which are intended to be presented at the next Annual General Meeting of Shareholders must be received at the Principal Executive Office of the Company, 17th Floor, Watson Centre, 16-22 Kung Yip Street, Kwai Chung, Hong Kong not later than December 31, 2003 for inclusion in the 2004 proxy statement and form of proxy.

OTHER MATTERS

The Board does not know of any other business which may be presented for consideration at the meeting. If any business not described herein should come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

By order of the Board of Directors,

Johnny Tsui

Secretary

Date: October 9, 2003

7

DSG INTERNATIONAL LIMITED

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting November 12, 2003

Johnny Tsui and Edmund Schwartz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned at the Annual General Meeting of Shareholders of DSG International Limited to be held on Wednesday, November 12, 2003, and at any adjournment thereof.

(Continued and to be executed and dated on the reverse side hereof)

Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  ê

You can now access your DSG International Limited account online.

Access your DSG International Limited shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for DSG International Limited, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•	SSN or Investor ID

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN or Investor ID

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Book-Entry Information

•	Issue Certificate

•	Payment History

•	Address Change

•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR Item 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.	☐	☐	☐
		☐	☐	3.	Upon any other matters which might properly come before the meeting.

Nominees:	01 Brandon Wang, 02 Johnny Tsui, 03 Patrick Tsang, 04 Terence Leung,
05 Peter Chang, 06 Owen Price, 07 Anil Thadani.

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)

Dated: , 2003
(Shareholder’s Signature)

(Shareholder’s Signature)

PLEASE DATE, SIGN AND RETURN	Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

é    FOLD AND DETACH HERE    é